UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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KILROY REALTY CORPORATION

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Spring 2020 2020 Proxy Season Update

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are generally identified through the inclusion of words such as “believe,” “expect,” “goals” and “target” or similar statements or variations of such terms and other similar expressions. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: global market and general economic conditions and their effect on our liquidity and financial conditions and those of our tenants; adverse economic or real estate conditions generally, and specifically, in the States of California and Washington; risks associated with our investment in real estate assets, which are illiquid, and with trends in the real estate industry; defaults on or non-renewal of leases by tenants; any significant downturn in tenants’ businesses; our ability to re-lease property at or above current market rates; costs to comply with government regulations, including environmental remediation; the availability of cash for distribution and debt service and exposure to risk of default under debt obligations; increases in interest rates and our ability to manage interest rate exposure; the availability of financing on attractive terms or at all, which may adversely impact our future interest expense and our ability to pursue development, redevelopment and acquisition opportunities and refinance existing debt; a decline in real estate asset valuations, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing, and which may result in write-offs or impairment charges; significant competition, which may decrease the occupancy and rental rates of properties; potential losses that may not be covered by insurance; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired, developed and redeveloped properties; the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts; delays or refusals in obtaining all necessary zoning, land use and other required entitlements, governmental permits and authorizations for our development and redevelopment properties; increases in anticipated capital expenditures, tenant improvement and/or leasing costs; defaults on leases for land on which some of our properties are located; adverse changes to, or enactment or implementations of, tax laws or other applicable laws, regulations or legislation, as well as business and consumer reactions to such changes; risks associated with joint venture investments, including our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers; environmental uncertainties and risks related to natural disasters; and our ability to maintain our status as a REIT; uncertainties regarding the impact of the COVID-19 pandemic on our business and economy generally; and the other factors discussed in the risk factors section of Kilroy Realty Corporation’s most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. All forward-looking statements are based on currently available information, and speak only as of the dates on which they are made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws. DISCLAIMER

KRC FINANCIAL AND OPERATIONAL UPDATE As a Premier West Coast REIT, KRC Operates from Business Principles that Emphasize Financial Strength, Top-Quality Markets and Assets, and Strong Credit Tenants In the midst of the COVID-19 pandemic, our organization and people are well-prepared to weather this crisis and our company is well-positioned to move ahead All stabilized properties remain open and operational, with essential staff and key procedures in place to manage through the COVID-19 pandemic Stabilized portfolio was 93.5% occupied and 97.3% leased at the end of Q1 2020 Collected approximately 96% of our April 2020 contractual rent billings, including from all of our top 15 tenants and excluding a rent relief program with certain retail tenants Limited lease expirations in 2020 and 2021, with only one expiration greater than 125,000 square feet in Q4 2020 As of Q1 2020, KRC has $1.0 billion of cash and cash equivalents on hand Current availability under the company’s revolving credit facility totals $370 million No material debt maturities until 2023(1) Weighted average debt maturity of approximately seven years (1) Excludes company’s revolving credit facility and term loan facility, which mature in Q3 2022. $2.0 billion of projects under development Remaining spending to complete the projects of approximately $725 million Projects fully funded Projects 90% leased across office and life science space As of April 30, all projects are under active construction v v v Balance Sheet / Liquidity Highlights Operations Development

STRONG TRACK RECORD OF OUTPERFORMANCE CONSISTENT TSR OUTPERFORMANCE OVER THE PAST 10 YEARS Our Stabilized Portfolio, Disciplined Approach to Capital Allocation and Development, and Conservative Balance Sheet Have Created Long-Term Value for Stockholders +271% +152% +209% Note: Reflects total stockholder return (“TSR”) for the period 12/31/2009 to 12/31/2019 and does not reflect 2020 performance. For purposes of this disclosure, TSR is calculated assuming dividend reinvestment. Includes development leasing of approximately 1.7 million square feet. Calculated as of 12/31/2019. 97% LEASED $837 MM REVENUES 3.5 Million SF(1) TOTAL LEASES EXECUTED $3.91 FUNDS FROM OPERATIONS PER SHARE 2019 Business Highlights +37% 2019 TSR(2) OUTPERFORMING MSCI US REIT INDEX AND CURRENT PROXY PEERS PROXY PEERS MSCI US REIT KILROY

2020 COMPENSATION PROGRAM UPDATES

Updates in Response to Stockholder Feedback

Since our 2019 annual meeting of stockholders, we reached out to stockholders owning ~80% of our outstanding common stock. Our engagement team included members of company management, as well as multiple non-employee directors. Our Compensation Committee Chair and Lead Independent Director personally led meetings with stockholders owning ~43% of our outstanding common stock.

In response to valuable stockholder feedback, the Compensation Committee implemented the following changes for 2020:

1. **Enhanced the performance-based component of our long-term incentive (LTI) program** to strengthen the alignment between pay and performance among our NEOs *(see below)*
2. Affirmed that there is **no current intent to provide any one-time special grants** to the existing management team in the course of our ordinary operations
3. **Simplified our Annual Cash Incentive Program** to promote more clarity and objectivity in the program

Long-Term Incentive Program Changes

- ✓ Based on stockholder feedback, we **increased performance-based RSUs to 100% of annual CEO LTI award and 75% of annual NEO LTI award**, compared to a median of 60% weighting among our peer company CEOs(1)
- ✓ **Increased relative TSR and debt to EBITDA modifiers for the CEO from 1.5x to 1.75x to** put greater emphasis on stockholder returns (also increased modifiers from 1.33x to 1.5x for other NEOs)

Annual Incentive Program Changes

- ✓ **Simplified number of metrics** used in performance evaluation to promote a focused alignment of financial goals with company strategy
- ✓ Included **ESG-focused metrics** to plan to incentivize executive achievements in sustainability disclosure and ESG initiatives, including the establishment of carbon-neutral operations by the end of 2020 and the achievement of minimum LEED certifications on all new developments
- ✓ **Assigned specific weightings for each NEO** to each performance category based on the NEO's area of responsibility

(1) Based on 2020 Proxy Statement peer group

5

2019 EXECUTIVE COMPENSATION OVERVIEW High proportion of at-risk and performance-based pay is designed to incentivize achievement of key strategic and financial performance measures, ensure alignment with stockholder interests, and help the Company attract and retain top talent in the highly competitive West Coast employment and commercial real estate markets Element Objective Design Features Base Salary Recognize ongoing performance of job responsibilities and provide a regular source of income Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience Short-Term Incentives Motivate and reward for achievement of pre-established annual financial and operational goals and other strategic objectives Payouts awarded under a cash incentive performance measurement framework based on specifically weighted performance metrics and qualitative goals NEOs can earn 0% - 150% of target incentive, based on annual performance against the pre-established goals Long-Term Incentives Emphasize long-term performance objectives Align NEO and stockholder interests Retain key executives through the performance and vesting periods Approximately 75% of CEO’s annual LTI award is allocated in performance-based RSUs and approximately 25% in time-based RSUs (and approximately 66% of our other NEOs’ annual LTI award is allocated in performance-based RSUs) Performance-based RSU award is aligned with long-term performance: Subject to performance-based vesting requirements over a three-year performance period; cliff vests to the extent performance goals are achieved at the end Subject to complete forfeiture if minimum FFO Per Share threshold is not achieved in the grant year Award is further subject to relative TSR and average ratio of debt to EBITDA modifiers over the entire three-year performance period Time-based RSUs vest in three annual installments At-Risk Pay: 88% Performance-Based Pay(1): 73% 2019 Target CEO Total Direct Compensation *Grant date fair value approved by the Compensation Committee used to determine number of shares subject to annual long-term incentive awards (1) Performance-based pay includes the annual cash incentive plus the performance-based RSUs from the LTI awards Program Structure Promotes Strong Alignment Between Pay and Performance

EMPLOYMENT AGREEMENT WITH COO JEFFREY HAWKEN Mr. Hawken’s employment agreement is a legacy arrangement that dates back more than a decade and has not drawn any specific commentary or questions from our stockholders since that time, despite the fact that we proactively engage with a significant portion of our investors regularly, as disclosed in detail in our 2020 proxy statement As disclosed in our 2020 proxy statement (page 97), the cash severance arrangement included in Mr. Hawken’s employment agreement is not only triggered by “termination by the company without cause or by Hawken for good reason”, but also in the event the company decides not to extend the term of the employment agreement If the Company did not extend Mr. Hawken’s employment agreement (or extended it on less favorable terms for Mr. Hawken), the severance benefits would have been triggered The employment agreement does not include excise tax gross-ups or single trigger equity acceleration We have taken a deliberate and proactive approach to extensive stockholder engagement in recent years, which includes disclosing the feedback received in detail in our proxy statement, as well as making meaningful changes to address stockholder concerns for 2020 and beyond The Board of Directors believes the employment agreement for our COO is not an egregious pay practice that warrants an adverse vote on our annual Say-on-Pay vote

ONGOING COMMITMENT TO SUSTAINABILITY ENERGY STAR Sustained Excellence – 2016 - 2020 Partner of the Year – 2014 - 2020 GRESB Green Star – 2013 - 2019 North America Sector Leader Listed Office – 2014 - 2019 NAREIT Leader in the Light Award, Office Sector – 2014 - 2019 70% ENERGY STAR Stabilized Portfolio 100% GOLD OR PLATINUM All developments designed to be LEED Gold or Platinum 65% LEED CERTIFIED Stabilized Portfolio First North American REIT to Make Commitment to Carbon Neutral Operations by Year End 2020

LEADER IN DEVELOPING A DIVERSE TEAM WORKFORCE DIVERSITY HIGHLIGHTS The Board has recently implemented enhancements that strengthen its oversight of culture and human capital matters and reinforce alignment with best practices around diversity and inclusion Updated our Corporate Governance Guidelines and Board membership criteria to include diversity criteria, including gender and ethnicity Formed a Corporate Social Responsibility & Sustainability Committee to advise the Board and management on sustainability, diversity and inclusion BOARD OVERSIGHT Gender Equality Included in Bloomberg’s 2020 Gender-Equality Index; Listed for Superior Diversity and Inclusion Projects and Results Team Building Culture Committee, community service Career Development Mentoring, training and employee satisfaction Board Focus on Human Capital Management Initiatives

WE REQUEST YOUR SUPPORT AT THE 2020 ANNUAL MEETING The Board Asks That You Vote FOR All Management Proposals On The Ballot Proposal 1. FOR Election of Each of the Six Director Nominees Proposal 2. FOR Advisory Vote to Approve Named Executive Officer Compensation Proposal 3. FOR Approval of Amended and Restated 2006 Incentive Award Plan Proposal 4. FOR Approval of Amendment and Restatement of Charter To Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 280,000,000 Proposal 5. FOR Ratification of Appointment of Independent Auditor